   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998.
                                                      Registration No. 333-59315

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    ---------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1

                                    FORM S-4
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------
                                  LODGIAN, INC.

                                ----------------

             (Exact name of registrant as specified in its charter)

          DELAWARE                           7011                      52-2093696
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification Number)




                               1601 BELVEDERE ROAD
                         WEST PALM BEACH, FLORIDA 33406
                                 (561) 689-9970

                           --------------------------
                   (Address, including Zip Code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               1601 BELVEDERE ROAD
                         WEST PALM BEACH, FLORIDA 33406
                                 (561) 689-9970

                                 --------------
                       (Name, address, including Zip Code,
                              and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:


       ALISON W. MILLER, ESQ.                     KEN HARRIGAN, ESQ.
       STEVEN D. RUBIN, ESQ.             POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
   STEARNS WEAVER MILLER WEISSLER       191 PEACHTREE STREET, N.E., SUITE 1600
     ALHADEFF & SITTERSON, P.A.                ATLANTA, GEORGIA, 30303
 150 WEST FLAGLER STREET, SUITE 2200               (404) 572-6744
        MIAMI, FLORIDA 33130
           (305) 789-3200


         Approximate date of commencement of proposed sale and the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /.

================================================================================

                       SUPPLEMENT DATED NOVEMBER ___, 1998
                       TO JOINT PROXY STATEMENT/PROSPECTUS
                               DATED JULY 23, 1998

         On September 16, 1998, Servico, Inc. and Impac Hotel Group, L.L.C. amended their Amended and Restated Agreement and Plan of Merger, dated July 22, 1998. The original agreement provided for the issuance of 6 million shares of Lodgian Common Stock to Impac unitholders, or 0.519 shares for each Impac Unit owned, subject to adjustment if the average price of the Servico Common Stock over the ten-day period prior to the satisfaction of the last condition to consummation of the Merger was less than $14.00 per share or greater than $25.00 per share, plus up to an additional 1.4 million shares of Lodgian Common Stock as certain development hotels are opened. As amended, the Agreement fixes the number of shares of Lodgian Common Stock to be issued to Impac unitholders at
9.4 million (which continues to include 1.4 million shares to be paid as certain development hotels are opened) without any further adjustment based on the average price of the Servico Common Stock and adds a one-time cash payment to the Impac unitholders in the aggregate amount of $15 million. The number of shares to be issued to Impac unitholders was fixed based upon the closing prices for Servico common stock during the ten day period prior to September 15, 1998. The amendment to the Merger Agreement is attached as Appendix A.

OPPORTUNITY TO CHANGE YOUR VOTE

         Servico's shareholders voted to approve the Merger Agreement at Servico's Annual Meeting held in West Palm Beach, Florida on September 18, 1998. However, due to the proximity of the amendment of the Merger Agreement to the date of Servico's Annual Meeting, Servico's shareholders are being given the opportunity to change their vote with respect to the Merger.

         The holders of a majority of Impac's outstanding Units submitted consents in favor of the Merger and received notice of the amendment. However, Impac members may also withdraw their consent to the Merger.

WHAT DO I NEED TO DO NOW?

         First, carefully read this Supplement. If you DO NOT want to change your vote or revoke your consent with respect to the Merger, you do not need to do anything. Your original proxy card or consent form is still valid. If you DO want to change your vote or revoke your consent with respect to the Merger, you must do the following:

         IF YOU ARE A SERVICO SHAREHOLDER, you may change your vote by completing, signing and mailing the enclosed vote revocation card to the Secretary of Servico in the enclosed postage prepaid return envelope by November ___, 1998 [10 days from mailing]. If you hold your shares in "street name" or through a nominee or broker, you must follow directions received from your broker to change your vote.

         IF YOU ARE AN IMPAC UNITHOLDER, you may revoke your consent at any time prior to November ___, 1998 [10 days from mailing] by submitting the enclosed written notification stating that you would like to revoke your consent. You should send your notice of revocation to the Secretary of Impac in the enclosed postage prepaid return envelope by November ___, 1998.

THE AMENDMENT

         There has been significant volatility over the past several months in the market prices for equity securities, including securities of companies engaged in the ownership or management of hotels. This volatility has been reflected in the trading price of the Servico Common Stock. For the 52-week period ended November 5, 1998, the closing sale price per share of Servico Common Stock as reported on the New York Stock Exchange ranged from a high of $22-1/2 to a low of $2-1/4. The last sale price of Servico on (i) March 20, 1998, the last full trading day prior to Servico's and Impac's public announcement of the execution of the Merger Agreement, was $17.75 per share,
(ii) on July 22, 1998, the last full trading day prior to the date of the Joint Proxy Statement/Prospectus, was $15.00 per share and (iii) on September 15, 1998, the last full trading day prior to Servico's announcement that it had reached agreement with Impac to amend the Merger Agreement, was $8.00 per share. The trading prices for Servico Common Stock during the ten days prior to September 15, 1998 were as follows:

                        Date                         Per Share Price
                        ----                         ---------------
                  August 31, 1998                        $9.75
                  September 1, 1998                      $9.50
                  September 2, 1998                     $10.25
                  September 3, 1998                     $ 9.875

                       Date                        Per Share Price
                       ----                        ---------------
                  September 4, 1998                    $ 9.875
                  September 8, 1998                    $10.3125
                  September 9, 1998                    $10.0625
                  September 10, 1998                   $ 8.6875
                  September 11, 1998                   $ 8.3125
                  September 14, 1998                   $ 8.00

         As described above, the Merger Agreement originally provided that the number of shares of Lodgian Common Stock to be issued to Impac unitholders would be based upon the average closing price of the Servico Common Stock over the ten consecutive trading-days preceding the date on which all conditions precedent to the Merger had been satisfied. Because of the uncertainty in the marketplace regarding when the trading period calculation would commence and the overall volatility in the equity markets, there was uncertainty and confusion over the number of shares which would ultimately be issued to Impac's unitholders in the Merger. Accordingly, as announced on September 16, 1998, Impac and Servico agreed to amend the Merger Agreement to fix the Merger consideration based upon the ten consecutive trading-days preceding September 15, 1998, the date on which Servico's Board approved the amendment to the Merger Agreement. Additionally, the parties agreed that $15 million of the Merger consideration issuable to Impac unitholders would be payable in cash rather than shares of Lodgian Common Stock. As a result, unitholders of Impac will now initially receive an aggregate of 8 million shares of Lodgian Common Stock, or 0.692 shares for each unit owned, and cash, without interest, in the amount of approximately $1.30 per Impac Unit. Impac unitholders will also continue to be entitled to receive up to the additional 1.4 million shares of Lodgian Common Stock, representing an additional 0.121 shares of Lodgian Common Stock for each Impac Unit, as five of Impac's hotels that are currently under development are opened. Information regarding these hotels is set forth in the Joint Proxy Statement/Prospectus that was previously provided to you. The Servico Exchange Ratio is unchanged and Servico shareholders will continue to receive Lodgian Common Stock on a one-for-one basis. As a result of the Merger, Servico shareholders and Impac unitholders will own approximately 68% and 32%, respectively, of the outstanding Lodgian Common Stock.

         The number of shares of Lodgian Common Stock to be issued to the unitholders or shareholders, as the case may be, of Impac and each of the Impac Affiliated Companies in the Merger is set forth below:



                                                                                                                APPROXIMATE
                                                                 APPROXIMATE                                     NUMBER OF
                                                                  NUMBER OF                                ADDITIONAL SHARES OF
                                                                  SHARES OF                                   LODGIAN COMMON
                                                                   LODGIAN              APPROXIMATE        STOCK TO BE RECEIVED
                                           PERCENTAGE OF        COMMON STOCK          AMOUNT OF CASH          UPON OPENING OF
                                            OUTSTANDING      INITIALLY RECEIVED      TO BE RECEIVED IN         HOTELS UNDER
                    COMPANY                IMPAC UNITS        IN THE MERGER (1)        THE MERGER(1)          DEVELOPMENT (1)
                   ---------               ------------       -----------------       ---------------         ---------------
Impac Hotel Group, L.L.C.(2)                   82.42%             6,593,889             $12,363,543             1,153,931
P-Burg Lodging Associates, Inc.(3)              1.83                146,573                 274,825                25,650
Hazard Lodging Associates, Inc.(3)              0.96                 77,145                 144,646                13,500
Memphis Lodging Associates, Inc.(3)             1.33                106,360                 199,424                18,613
Delk Lodging Associates, Inc.(3)                0.64                 50,808                  95,265                 8,891
Impac Hotel Development, Inc.(3)               11.09                887,204               1,663,508               155,261
Impac Design and Construction, Inc.(3)          0.65                 51,758                  97,046                 9,058
Impac Hotel Group, Inc.(3)                      1.08                 86,263                 161,743                15,096
                                            --------            -----------           -------------             ---------

TOTAL:                                        100.00%             8,000,000             $15,000,000             1,400,000
                                            ========            ===========           =============             =========

-----------------------

(1)      Does not provide for the issuance of cash in lieu of fractional shares.
(2) Each Impac unitholder will receive 0.692 shares of Lodgian Common Stock and cash, without interest, in the amount of $1.30 for each of his Impac units plus an additional 0.121 shares of Lodgian Common Stock upon opening of the hotels under development.
(3) Each shareholder of the indicated company will receive his or her pro rata portion of the cash and Lodgian Common Stock to be delivered to that company.

STATUS OF THE MERGER

         Completion of the Merger continues to depend upon the satisfaction or waiver of the conditions to the Merger. On November 9, 1998, Servico announced that it had obtained a $265 million financing commitment from Lehman Brothers Holdings Inc. in connection with the consummation of the Merger including approximately $31.5 million due as a result of two interest rate swap transactions that were entered into by Servico in an effort to manage the interest rate risk associated with financing the Merger. The financing commitment is subject to the satisfaction of customary conditions. Servico also announced that David Buddemeyer, Chairman of the Board and Chief Executive Officer of Servico, will resign from all of his positions with Servico and that upon consummation of the Merger, Robert S. Cole, currently the President of Impac, will become Chief Executive Officer of Lodgian. Lodgian will also establish an Office of the Chairman composed of directors Joseph C. Calabro, John Lang and Michael A. Leven with Joseph C. Calabro serving as acting chairman of the Office of the Chairman.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The tax consequences of the Merger will generally remain the same as those described in the Joint Proxy Statement/Prospectus. The tax consequences of the Merger to Servico's shareholders will not be altered as a result of the amendment to the Merger Agreement. Please see Appendix B attached to this Supplement for an explanation of the material tax effects of the amended terms of the Merger to unitholders of Impac and shareholders of the Impac Affiliated Companies.

RECOMMENDATIONS

         The Servico Board and the Manager of Impac continue to believe that the terms of the Merger, as amended, are fair to, and in the best interests of their respective companies, shareholders and unitholders.

QUESTIONS

         If you have any questions about the transaction, you should call Georgeson & Company Inc. at 1-800-223-2064.

         THE JOINT PROXY STATEMENT/PROSPECTUS OF IMPAC AND SERVICO, DATED JULY 23, 1998, PROVIDING DETAILED INFORMATION CONCERNING THE MERGER WAS MAILED TO YOU IN LATE JULY, 1998. THIS SUPPLEMENT IS NOT COMPLETE WITHOUT THE JOINT PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS FILED BY SERVICO WITH THE SEC SINCE JULY 23, 1998, INCLUDING SERVICO'S CURRENT REPORT ON FORM 8-K, DATED SEPTEMBER 16, 1998, AND SERVICO'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED JUNE 30, 1998 AND SEPTEMBER 30, 1998. SPECIFIC ATTENTION SHOULD BE PAID TO:

      o   THE RESIGNATION OF DAVID BUDDEMEYER, CHIEF EXECUTIVE OFFICER OF
          SERVICO,

      o THE FACT THAT SERVICO WILL BE REQUIRED TO OFFER TO REPURCHASE $175 MILLION OF OUTSTANDING CRESTS IN THE EVENT THE IMPAC MERGER IS NOT CONSUMMATED PRIOR TO DECEMBER 31, 1998, AND

      o THE COMPANY'S $265 MILLION FINANCING COMMITMENT IS CONDITIONED ON CONSUMMATION OF THE MERGER.

         PLEASE GIVE ALL OF THIS INFORMATION YOUR CAREFUL ATTENTION. ALL CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SUPPLEMENT HAVE THE MEANINGS GIVEN TO THEM IN THE JOINT PROXY STATEMENT/PROSPECTUS.

                                   APPENDIX A

                        AMENDMENT TO AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         This Amendment (the "AMENDMENT") is entered into as of the 16th day of September, 1998, by and among SERVICO, INC., a Florida corporation ("Servico"), LODGIAN, INC., a Delaware corporation and a wholly-owned subsidiary of Servico ("SHG"), SHG-S SUB, INC., a Florida corporation and a wholly-owned subsidiary of SHG ("Servico Merger Sub"), IMPAC HOTEL GROUP, L.L.C., a Georgia limited liability company ("Impac"), SHG-I SUB, L.L.C., a Georgia limited liability company and a wholly-owned subsidiary of SHG ("Impac Merger Sub"), P-BURG LODGING ASSOCIATES, INC., a Kentucky corporation ("P-Burg"), SHG-II SUB, INC., a Kentucky corporation and a wholly-owned subsidiary of SHG ("P-Burg Merger Sub"), HAZARD LODGING ASSOCIATES, INC., a Kentucky corporation ("Hazard"), SHG-III SUB, INC., a Kentucky corporation and a wholly-owned subsidiary of SHG ("Hazard Merger Sub"), MEMPHIS LODGING ASSOCIATES, INC., a Florida corporation ("Memphis"), SHG-IV SUB, INC., a Florida corporation and a wholly-owned subsidiary of SHG ("Memphis Merger Sub"), DELK LODGING ASSOCIATES, INC., a Delaware corporation ("Delk"), SHG-V SUB, INC., a Delaware corporation and a wholly-owned subsidiary of SHG ("Delk Merger Sub"), IMPAC HOTEL DEVELOPMENT, INC., a Delaware corporation ("IHD"), SHG-VI SUB, INC., a Delaware corporation and a wholly-owned subsidiary of SHG ("IHD Merger Sub"), IMPAC DESIGN AND CONSTRUCTION, INC., a Delaware corporation ("IDC"), SHG-VII SUB, INC., a Delaware corporation and a wholly-owned subsidiary of SHG ("IDC Merger Sub"), IMPAC HOTEL GROUP, INC., a Florida corporation ("IHG"), SHG-VIII SUB, INC., a Florida corporation and a wholly-owned subsidiary of SHG ("IHG Merger Sub"), IHG, P-Burg, Hazard, Memphis, Delk, IHD and IDC are sometimes collectively referred to as the "Impac Affiliated Companies", P-Burg Merger Sub, Hazard Merger Sub, Memphis Merger Sub, Delk Merger Sub, IHD Merger Sub, IDC Merger Sub and IHG Merger Sub, are sometimes collectively referred to as the "Impac Affiliated Merger Subs".

                             PRELIMINARY STATEMENTS

         WHEREAS, Servico, Impac, the Impac Affiliated Companies, Servico Merger Sub, Impac Merger Sub and the Impac Affiliated Merger Subs entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of July 22, 1998 (the "AGREEMENT"), pursuant to which, among other things, Servico, Impac and the Impac Affiliated Companies will combine their respective businesses in a merger transaction (the "Merger"); and

         WHEREAS, due to market conditions and the uncertainty created by the recent volatility in Servico's common stock, the parties hereto have agreed to fix the number of shares of SHG common stock which will be issued in the Merger; and

         WHEREAS, the parties hereto desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual terms, covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. AMENDMENT OF SECOND RECITAL. The parties agree that the second recital of the Agreement is hereby deleted in its entirety and replaced with the following:

                  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of Florida (the "FBCA"), the Delaware General Corporation Law ("DGCL"), the Kentucky

         Business Corporation Act ("KBCA"), and the Georgia Limited Liability Company Act (the "GLLCA"), SHG will acquire all of the common stock of Servico and each of the Impac Affiliated Companies and all of the membership interests of Impac through the merger of Servico Merger Sub with and into Servico (the "Servico Merger"), the merger of P-Burg with and into P-Burg Merger Sub (the "P-Burg Merger"), the merger of Hazard with and into Hazard Merger Sub (the "Hazard Merger"), the merger of Memphis with and into Memphis Merger Sub (the "Memphis Merger"), the merger of Delk with and into Delk Merger Sub (the "Delk Merger"), the merger of IHD Merger Sub with and into IHD (the "IHD Merger"), the merger of IDC with and into IDC Merger Sub (the "IDC Merger"), and the merger of IHG with and into IHG Merger Sub (the "IHG Merger", and, collectively with the P-Burg Merger, the Hazard Merger, the Memphis Merger, the Delk Merger, the IHD Merger and the IDC Merger, the "Impac Affiliated Mergers"), and the merger of Impac Merger Sub with and into Impac (the "Impac Merger") and the shareholders and members of Servico and Impac, respectively, will receive shares of common stock, par value $.01 per share, of SHG ("SHG Common Stock") as set forth herein;

         2. AMENDMENT TO SECTION 1.2. The parties agree that Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  1.2      THE MERGERS.

                           (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time (as defined herein), Servico Merger Sub shall be merged with and into Servico. As a result of the Servico Merger, the separate corporate existence of Servico Merger Sub shall cease and Servico shall continue as the surviving corporation of the Servico Merger as a wholly-owned subsidiary of SHG (the "Servico Surviving Corporation").

                           (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KBCA, at the Effective Time, P-Burg shall be merged with and into P-Burg Merger Sub. As a result of the P-Burg Merger, the separate corporate existence of P-Burg shall cease and P-Burg Merger Sub shall continue as the surviving corporation of the P-Burg Merger as a wholly-owned subsidiary of SHG (the "P-Burg Surviving Corporation"). If upon the advice of counsel, it is determined that a merger of P-Burg Merger Sub with and into P-Burg, with P-Burg as the survivor will qualify as a reorganization within the meaning of Code Section 368(a)(1)(A) and
         (a)(2)(E), then the parties may reverse the form of the P-Burg Merger and P-Burg shall continue as the surviving corporation of the P-Burg Merger as a wholly-owned subsidiary of SHG and be the "P-Burg Surviving Corporation".

                           (c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KBCA, at the Effective Time, Hazard shall be merged with and into Hazard Merger Sub. As a result of the Hazard Merger, the separate corporate existence of Hazard shall cease and Hazard Merger Sub shall continue as the surviving corporation of the Hazard Merger as a wholly-owned subsidiary of SHG (the "Hazard Surviving Corporation"). If upon the advice of counsel, it is determined that a merger of Hazard Merger Sub with and into Hazard, with Hazard as the survivor will qualify as a reorganization within the meaning of Code Section 368(a)(1)(A) and
         (a)(2)(E), then the parties may reverse
         the form of the Hazard Merger and Hazard shall continue as the surviving corporation of the Hazard Merger as a wholly-owned subsidiary of SHG and be the "Hazard Surviving Corporation".

                           (d) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Memphis shall be merged with and into Memphis Merger Sub. As a result of the Memphis Merger, the separate corporate existence of Memphis shall cease and Memphis Merger Sub shall continue as the surviving corporation of the Memphis Merger as a wholly-owned subsidiary of SHG (the "Memphis Surviving Corporation"). If upon the advice of counsel, it is determined that a merger of Memphis Merger Sub with and into Memphis, with Memphis as the survivor will qualify as a reorganization within the meaning of Code Section 368(a)(1)(A) and
         (a)(2)(E), then the parties may reverse the form of the Memphis Merger and Memphis shall continue as the surviving corporation of the Memphis Merger as a wholly-owned subsidiary of SHG and be the "Memphis Surviving Corporation".

                           (e) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Delk shall be merged with and into Delk Merger Sub. As a result of the Delk Merger, the separate corporate existence of Delk shall cease and Delk Merger Sub shall continue as the surviving corporation of the Delk Merger as a wholly-owned subsidiary of SHG (the "Delk Surviving Corporation"). If upon the advice of counsel, it is determined that a merger of Delk Merger Sub with and into Delk, with Delk as the survivor will qualify as a reorganization within the meaning of Code Section 368(a)(1)(A) and (a)(2)(E), then the parties may reverse the form of the Delk Merger and Delk shall continue as the surviving corporation of the Delk Merger as a wholly-owned subsidiary of SHG and be the "Delk Surviving Corporation".

                           (f) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, IHD Merger Sub shall be merged with and into IHD. As a result of the IHD Merger, the separate corporate existence of IHD Merger Sub shall cease and IHD shall continue as the surviving corporation of the IHD Merger as a wholly-owned subsidiary of SHG (the "IHD Surviving Corporation").

                           (g) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, IDC shall be merged with and into IDC Merger Sub. As a result of the IDC Merger, the separate corporate existence of IDC shall cease and IDC Merger Sub shall continue as the surviving corporation of the IDC Merger as a wholly-owned subsidiary of SHG (the "IDC Surviving Corporation"). If upon the advice of counsel, it is determined that a merger of IDC Merger Sub with and into IDC, with IDC as the survivor will qualify as a reorganization within the meaning of Code Section 368(a)(1)(A) and (a)(2)(E), then the parties may reverse the form of the IDC Merger and IDC shall continue as the surviving corporation of the IDC Merger as a wholly-owned subsidiary of SHG and be the "IDC Surviving Corporation".

                           (h) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, IHG shall be merged with and into IHG Merger Sub. As a result of the IHG Merger, the separate corporate existence of IHG shall cease and IHG Merger Sub shall continue as the surviving corporation of the IHG Merger as a wholly-owned subsidiary of SHG (the "IHG Surviving Corporation"). If upon the advice of counsel, it is determined that a merger of IHG Merger Sub with and into IHG, with IHG as the survivor will qualify as a reorganization within the meaning of Code Section 368(a)(1)(A) and
         (a)(2)(E), then the parties may reverse the form of the IHG Merger and IHG shall continue as the surviving corporation of the IHG Merger as a wholly-owned subsidiary of SHG and be the "IHG Surviving Corporation".

                           (i) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the GLLCA, at the Effective Time, Impac Merger Sub shall be merged with and into Impac. As a result of the Impac Merger, the separate corporate existence of Impac Merger Sub shall cease and Impac shall continue as the surviving corporation of the Impac Merger as a wholly owned subsidiary of SHG (the "Impac Surviving Corporation"; any of Servico Surviving Corporation, P-Burg Surviving Corporation, Hazard Surviving Corporation, Memphis Surviving Corporation, Delk Surviving Corporation, IHD Surviving Corporation, IDC Surviving Corporation, IHG Surviving Corporation, or Impac Surviving Corporation being separately referred to as a "Surviving Corporation" and collectively referred to as the "Surviving Corporations").

         3. AMENDMENT TO SECTION 1.5. The parties agree that Section 1.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  1.5. EFFECT OF THE MERGERS. At the Effective Time, the effect of the Servico Merger, the Memphis Merger and the IHG Merger shall be as provided in the applicable provisions of the FBCA, the effect of the P-Burg Merger and the Hazard Merger shall be as provided in the applicable provisions of the KBCA, the effect of the Delk Merger, the IHD Merger and the IDC Merger shall be as provided in the applicable provisions of the DGCL, and the effect of the Impac Merger shall be as provided in the applicable provisions of the GLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, (a) all the property, rights, privileges, powers and franchises of Servico and Servico Merger Sub shall vest in Servico as the Servico Surviving Corporation, and all debts, liabilities and duties of Servico and Servico Merger Sub shall become the debts, liabilities and duties of Servico as the Servico Surviving Corporation, (b) all the property, rights, privileges, powers and franchises of P-Burg and P-Burg Merger Sub shall vest in P-Burg Merger Sub as the P-Burg Surviving Corporation, and all debts, liabilities and duties of P-Burg and P-Burg Merger Sub shall become the debts, liabilities and duties of P-Burg Merger Sub as the P-Burg Surviving Corporation, (c) all the property, rights, privileges, powers and franchises of Hazard and Hazard Merger Sub shall vest in Hazard Merger Sub as the Hazard Surviving Corporation, and all debts, liabilities and duties of Hazard and Hazard Surviving Corporation shall become the debts, liabilities and duties of Hazard Merger Sub as the Hazard Surviving Corporation, (d) all the property, rights, privileges, powers and franchises of Memphis and Memphis Merger Sub shall vest in Memphis Merger Sub as the Memphis Surviving Corporation, and all debts, liabilities and duties of Memphis and Memphis Merger Sub shall become the debts, liabilities and duties of Memphis Merger Sub as the Memphis Surviving Corporation, (e) all the property, rights, privileges, powers and franchises of Delk and Delk Merger Sub shall vest in Delk Merger Sub as the Delk Surviving Corporation, and all debts, liabilities and duties of Delk and Delk

         Merger Sub shall become the debts, liabilities and duties of Delk Merger Sub as the Delk Surviving Corporation, (f) all the property, rights, privileges, powers and franchises of IHD and IHD Merger Sub shall vest in IHD as the IHD Surviving Corporation, and all debts, liabilities and duties of IHD and IHD Merger Sub shall become the debts, liabilities and duties of IHD as the IHD Surviving Corporation,
         (g) all the property, rights, privileges, powers and franchises of IDC and IDC Merger Sub shall vest in IDC Merger Sub as the IDC Surviving Corporation, and all debts, liabilities and duties of IDC and IDC Merger Sub shall become the debts, liabilities and duties of IDC Merger Sub as the IDC Surviving Corporation, (h) all the property, rights, privileges, powers and franchises of IHG and IHG Merger Sub shall vest in IHG Merger Sub as the IHG Surviving Corporation, and all debts, liabilities and duties of IHD and IHD Merger Sub shall become the debts, liabilities and duties of IHD Merger Sub as the IHD Surviving Corporation, and (i) all the property, rights, privileges, powers and franchises of Impac and Impac Merger Sub shall vest in Impac as the Impac Surviving Corporation, and all debts, liabilities and duties of Impac and Impac Merger Sub shall become the debts, liabilities and duties of Impac as the Impac Surviving Corporation. As of the Effective Time, each of the Surviving Corporations shall be a wholly-owned subsidiary of SHG.

         4. AMENDMENT OF SECTION 2.2. The parties agree that Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  2.2      CONVERSION OF SHARES.

                           (a) Each share of Servico Common Stock issued and outstanding immediately before the Effective Time (excluding those owned by Impac or any wholly owned subsidiary of Servico or Impac) and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for 1.000 shares of SHG Common Stock; such ratio of shares of Servico Common Stock to shares of SHG Common Stock being referred to as the "Servico Exchange Ratio").

                           (b) Each share of P-Burg Common Stock, no par value per share (the "P-Burg Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of P-Burg Common Stock to shares of SHG Common Stock being referred to as the "P-Burg Exchange Ratio"). For purposes hereof, the P-Burg Exchange Ratio shall be equal to the quotient of (i) the difference between 172,223.56 and 25,650.32 divided by (ii) the number of outstanding shares of P-Burg Common Stock. The amount of cash which each share of P-Burg Common Stock shall be converted into and exchangeable for shall equal $274,824.86 divided by the number of outstanding shares of P-Burg Common Stock.

                           (c) Each share of Hazard Common Stock, no par value per share (the "Hazard Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of Hazard Common Stock to shares of SHG Common Stock being referred to as the "Hazard Exchange Ratio"). For purposes hereof, the Hazard Exchange Ratio shall be equal to the quotient of (i) the difference between 90,644.87 and 13,500.30 divided by (ii) the number of outstanding shares of Hazard Common Stock. The amount of cash which each share of Hazard Common Stock shall be converted into and exchangeable for shall equal $144,646.07 divided by the number of outstanding shares of Hazard Common Stock.

                           (d) Each share of Memphis Common Stock, par value $.01 per share (the "Memphis Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of Memphis Common Stock to shares of SHG Common Stock being referred to as the "Memphis Exchange Ratio"). For purposes hereof, the Memphis Exchange Ratio shall be equal to the quotient of (i) the difference between 124,972.73 and 18,612.96 divided by (ii) the number of outstanding shares of Memphis Common Stock. The amount of cash which each share of Memphis Common Stock shall be converted into and exchangeable for shall equal $199,424.57 divided by the number of outstanding shares of Memphis Common Stock.

                           (e) Each share of Delk Common Stock, no par value per share (the "Delk Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of Delk Common Stock to shares of SHG Common Stock being referred to as the "Delk Exchange Ratio"). For purposes hereof, the Delk Exchange Ratio shall be equal to the quotient of (i) the difference between 59,699.73 and 8,891.45 divided by (ii) the number of outstanding shares of Delk Common Stock. The amount of cash which each share of Delk Common Stock shall be converted into and exchangeable for shall equal $95,265.53 divided by the number of outstanding shares of Delk Common Stock.

                           (f) Each share of IHD Common Stock, no par value per share (the "IHD Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of IHD Common Stock to shares of SHG Common Stock being referred to as the "IHD Exchange Ratio"). For purposes hereof, the IHD Exchange Ratio shall be equal to the quotient of (i) the difference between 1,042,464.77 and 155,260.71 divided by (ii) the number of outstanding shares of IHD Common Stock. The amount of cash which each share of IHD Common Stock shall be converted into and exchangeable for shall equal $1,663,507.61 divided by the number of outstanding shares of IHD Common Stock.

                           (g) Each share of IDC Common Stock, no par value per share (the "IDC Common Stock"), issued and outstanding immediately before the

         Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of IDC Common Stock to shares of SHG Common Stock being referred to as the "IDC Exchange Ratio"). For purposes hereof, the IDC Exchange Ratio shall be equal to the quotient of (i) the difference between 60,815.31 and 9,057.60 divided by (ii) the number of outstanding shares of IDC Common Stock. The amount of cash which each share of IDC Common Stock shall be converted into and exchangeable for shall equal $97,045.70 divided by the number of outstanding shares of IDC Common Stock.

                           (h) Each share of IHG Common Stock, par value $1.00 per share (the "IHG Common Stock"), issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of IHG Common Stock to shares of SHG Common Stock being referred to as the "IHG Exchange Ratio"). For purposes hereof, the IHG Exchange Ratio shall be equal to the quotient of (i) the difference between 101,358.86 and 15,096.00 divided by (ii) the number of outstanding shares of IHG Common Stock. The amount of cash which each share of IHG Common Stock shall be converted into and exchangeable for shall equal $161,742.86 divided by the number of outstanding shares of IHG Common Stock.

                           (i) Except as provided in Section 2.3(c) below, each Class A Ordinary Membership Interest of Impac (an "Impac Unit") issued and outstanding immediately before the Effective Time and all rights in respect thereof, shall, at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into and become exchangeable for cash, without interest, and a number of shares of SHG Common Stock as determined below (the ratio of shares of Impac Units to shares of SHG Common Stock being referred to as the "Impac Exchange Ratio"). For purposes hereof, the Impac Exchange Ratio shall be equal to the quotient of (i) the difference between 7,747,820.17 and 1,153,930.66, divided by (ii) the number of outstanding Impac Units minus the number of Impac Units owned by P-Burg, Hazard, Delk, Memphis, IHD, IDC and IHG. The amount of cash which each Impac Unit shall be converted into and exchangeable for shall equal $12,363,542.80 divided by the number of outstanding Impac Units minus the number of Impac Units owned by P-Burg, Hazard, Delk, Memphis, IHD, IDC and IHG.

                           (j) Upon satisfaction of the conditions and milestones set forth on SCHEDULE 2.2(c), an aggregate of an additional 1,400,000 shares of SHG Common Stock (the "Additional Shares") shall be issuable to the holders of P-Burg Common Stock, Hazard Common Stock, Memphis Common Stock, Delk Common Stock, IHD Common Stock, IDC Common Stock, IHG Common Stock and Impac Units (collectively, the "Additional Shareholders") in accordance with the methodology set forth on SCHEDULE 2.2(c). Certificates representing the Additional Shares shall be delivered at the Closing to the Exchange Agent (as hereinafter defined), as Escrow Agent, to be held and delivered to the Additional Shareholders upon satisfaction of the conditions and milestones set forth on SCHEDULE 2.2(c) in accordance with an Escrow Agreement substantially in the form attached hereto as Exhibit 2.2(c). The Escrow Agreement will provide for the Additional Shares to be released from escrow from time to time upon satisfaction of such conditions and milestones (each of such milestone dates being hereafter referred to as a "Milestone Date"). The parties agree and acknowledge that the Additional Shares will be held in escrow pending solely the satisfaction of the milestones and conditions set forth on SCHEDULE 2.2(c) and any breach of any representation, warranty or covenant by Impac contained in this Agreement will have no effect on SHG's obligation to issue the Additional Shares to the Additional Shareholders. The parties hereto hereby agree and acknowledge that the parties have been advised that the Additional Shares will not be treated as outstanding for purposes of calculating earnings per share under applicable accounting rules and guidelines as applied by the SEC or otherwise.

                           (k) At the Effective Time, each Class B Ordinary Membership Interest of Impac shall be canceled and retired and no shares of stock or other securities of SHG or either of the Surviving Corporations or any other person shall be issuable, and no payment or other calculation shall be made with respect thereto.

                           (l) Commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Servico Common Stock ("Servico Shares"), P-Burg Common Stock ("P-Burg Shares"), Hazard Common Stock ("Hazard Shares"), Memphis Common Stock ("Memphis Shares"), Delk Common Stock ("Delk Shares"), IHD Common Stock ("IHD Shares"), IDC Common Stock ("IDC Shares"), IHG Common Stock, ("IHG Shares"), Impac Units (Impac Units, together with P-Burg Shares, Hazard Shares, Memphis Shares, Delk Shares, IHD Shares, IDC Shares, IHG Shares, and Servico Shares, the "Shares"), shall evidence ownership of SHG Common Stock on the basis hereinbefore set forth, but subject to the limitations set forth in Sections 2.3, 2.5, 2.7, 2.8 and 2.9 hereof.

                           (m) For all purposes of this Agreement, unless otherwise specified, all shares held by employee benefit plans of Servico (i) shall be deemed to be issued and outstanding, (ii) shall not be deemed to be held in the treasury of Servico, and (iii) shall be converted into shares of SHG Common Stock in accordance with the Servico Exchange Ratio.

         5. AMENDMENT OF SECTIONS 2.5 AND 2.6. The parties agree that Sections
2.5 and 2.6 of the Agreement shall be deleted in their entirety and replaced with the following:

                  2.5 EXCHANGE OF SHARES OTHER THAN TREASURY SHARES. Subject to the terms and conditions hereof, at or prior to the Effective Time, SHG shall appoint an exchange agent to effect the exchange of Shares for SHG Common Stock and cash in accordance with the provisions of this
         Article II (the "Exchange Agent"). From time to time after the Effective Time, SHG shall deposit, or cause to be deposited, cash and certificates representing SHG Common Stock for conversion of Shares in accordance with the provisions of Section 2.2 hereof (such cash and certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to SHG. Such holder shall be entitled upon such surrender to receive in exchange therefor (a) a certificate or certificates representing the number of full shares of SHG Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 2.2 hereof, (b) cash which such holder is entitled to receive in accordance with Section 2.2 hereof and (c) cash in lieu of fractional shares, if any, in accordance with Section
         2.7 hereof, and all such shares of SHG Common Stock shall be deemed to have been issued at the Effective Time, it being agreed and acknowledged, however, that the Additional Shares shall not be deemed to be issued or outstanding until issuable on the applicable Milestone Date in accordance with the provisions of SCHEDULE 2.2(c). The shares of SHG Common Stock and cash described in the preceding sentence are sometimes collectively referred to herein as the "Merger Consideration." Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all corporate purposes of SHG, other than the payment of dividends and other distributions, if any, to evidence only the right to receive upon such surrender the Merger Consideration. Unless and until any such certificate theretofore representing Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of SHG Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates representing shares of SHG Common Stock issued in exchange therefor shall receive from the Exchange Agent or from SHG, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time (or, with respect to the Additional Shares, subsequent to the Milestone Date) and until such surrender shall have become payable with respect to such number of shares of SHG Common Stock ("Presurrender Dividends"). No interest shall be payable with respect to the Merger Consideration or the payment of Presurrender Dividends upon the surrender of certificates theretofore representing Shares. After the appointment of the Exchange Agent shall have been terminated, such holders of SHG Common Stock who have not received payment of the Merger Consideration or the Presurrender Dividends shall look only to SHG for payment thereof. Notwithstanding the foregoing provisions of this Section 2.5, risk of loss and title to such certificates representing Shares shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any SHG Common Stock, cash or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section
         2.6 hereof.

                  2.6 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Servico with respect to Servico Shares, the stock transfer books of P-Burg with respect to P-Burg Shares, the stock transfer books of Hazard with respect to Hazard Shares, the stock transfer books of Memphis with respect to Memphis Shares, the stock transfer books of Delk with respect to Delk Shares, the stock transfer books of IHD with respect to IHD Shares, the stock transfer books of IDC with respect to IDC Shares, the stock transfer books of IHG with respect to IHG Shares and the transfer books of Impac with respect to Impac Units shall each be closed, and there shall be no further registration of transfers of Shares thereafter on the records of any such transfer books. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Servico, P-Burg, Hazard, Memphis, Delk, IHD, IDC, IHG or Impac, as the case may be, at the Effective Time (a) a certificate or certificates representing the number of full shares of SHG Common Stock into which such Shares shall have been converted in accordance with
         Section 2.2 hereof, (b) cash into which such Shares shall have been converted in accordance with Section 2.2 hereof and (c) cash in lieu of fractional shares, if any, in accordance with Section 2.7 hereof, shall be issued to the transferee, together with a cash payment in the amount of Presurrender Dividends, if any, in accordance with Section 2.5 hereof, if the certificate or certificates representing such Shares is or are surrendered as provided in Section 2.5 hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable transfer tax.

         6. AMENDMENT OF SECTION 2.7. The parties agree that Section 2.7 of the Agreement shall be amended to add a new subsection (g) as follows:

                  (g) SHG shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as SHG is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SHG, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by SHG.

         7. AMENDMENT TO SECTION 2.9(a). The parties agree that Section 2.9(a) shall be amended to delete the reference to "shares of Servico Common Stock" and replace it with "Impac Units".

         8. AMENDMENT TO SECTION 5.14(b). The parties agree that the second sentence of Section 5.14(b) of the Agreement shall be deleted in its entirety and replaced with the following:

         Further, SHG shall reserve for issuance under a stock option plan approved by the Board of Directors of SHG, 555,000 shares of SHG Common Stock, such options to be granted to certain employees of Impac or any Impac Subsidiary.

         9. AMENDMENT OF SECTION 7.2. The parties agree that Section 7.2 of the Agreement shall be amended to delete Sections 7.2(g) and 7.2(h) in their entirety and such sections shall be replaced with the following new Sections 7.2(g) and 7.2(h) and to add a new Section 7.2(i) as follows:

                  (g) DEBT RESTRUCTURING. Impac and Servico shall have received
         (i) a commitment, effective as of the Closing, to restructure the indebtedness of Impac and the Impac Subsidiaries substantially in accordance with the terms described on Schedule 7.2(g) or (ii) appropriate authorizations, consents, waivers or approvals permitting the indebtedness of Impac and the Impac Subsidiaries to remain in place after consummation of the transactions contemplated hereby on the same economic terms as presently in effect, without the imposition of any material adverse terms or conditions and without the imposition of any significant costs; provided, however, that if necessary in order to obtain such authorizations, consents, waivers or approvals, Lodgian will assume or be joined on any guaranty obligations of Impac (subject to the terms, conditions and limitations thereof existing on the date hereof) with respect to such indebtedness and will cause any affiliate of Lodgian which replaces Impac Hotel Management LLC as manager of Hotels owned or leased by the Impac Subsidiaries to subordinate its interest in its management agreements to the obligations owed to the existing lenders for such hotels.

                  (h) IMPAC AFFILIATED COMPANIES' FINANCIAL STATEMENTS. Servico shall have received an audited balance sheet for each of the Impac Affiliated Companies (other than IHD) as of December 31, 1997, certified without qualification, by PricewaterhouseCoopers LLP, pursuant to their audit of the financial records of such Impac Affiliated Companies and an unaudited balance sheet for each of the Impac Affiliated Companies (other than IHD) as of June 30, 1998, reviewed by PricewaterhouseCoopers LLP. Such balance sheets shall present fairly, in all material respects, the financial condition, assets, liabilities and equity of each of such Impac Affiliated Companies at the address specified in those statements, and shall reflect that none of such Impac Affiliated Companies have any liabilities, commitments or obligations of any nature whatsoever, whether accrued, contingent or otherwise.

                  (i) INDEMNIFICATION AGREEMENTS. SHG shall have received from each of the shareholders of IHD an indemnification agreement, in form and substance reasonably satisfactory to SHG and Servico, indemnifying and holding each of the Indemnified Parties, SHG and its directors, officers and agents harmless against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit or proceeding or investigation, whether civil, criminal, administrative or investigative relating to the conduct of business, ownership of operation or IHD at or prior to the Effective Time.

         10. AMENDMENTS TO ELIMINATE REFERENCES TO IMPAC SPECIAL MEETING. The parties agree and acknowledge that no Impac Special Meeting is being held and that Impac has instead solicited consents to the approval of the Agreement and the Mergers from its Members. Accordingly, all references to Impac Special Meeting in the Agreement are hereby deleted.

         11. EFFECT OF THIS AMENDMENT. The parties hereto agree and acknowledge that except as specifically amended herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver by any of the parties hereto of any other right or remedy any of them may have pursuant to the Agreement. Without limiting the generality of the foregoing, the parties reconfirm and agree that the representations, warranties, covenants and agreements of the Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of Servico or by virtue of the execution of this Amendment. Additionally, the parties acknowledge that the obligations of the parties to consummate the transactions contemplated by the Agreement remain subject to the satisfaction of all of the conditions precedent set forth in Article VI of the Agreement.

         12. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment as of the day and year first above written.

                                     SERVICO, INC., a Florida
                                     corporation

                                     By: /s/ David A. Buddemeyer
                                         --------------------------------
                                     Name: David A. Buddemeyer
                                     Title:   President and Chief Executive
                                                Officer
                                     Address:  1601 Belvedere Road
                                               West Palm Beach, Florida  33406

                                     LODGIAN, INC.,
                                     a Delaware corporation


                                     By: /s/ David A. Buddemeyer
                                         --------------------------------
                                     Name: David A. Buddemeyer
                                     Title:   Chief Executive Officer
                                     Address:  1601 Belvedere Road
                                               West Palm Beach, Florida  33406

                                     IMPAC HOTEL GROUP, L.L.C.,
                                     a Georgia limited liability company

                                     By: /s/ Robert S. Cole
                                         --------------------------------
                                     Name:  Robert S. Cole
                                     Title:    President and Manager
                                     Address:    3445 Peachtree Road, N.E.
                                                 Suite 7800
                                                 Atlanta, Georgia 30326

                                     SHG-S SUB, INC.,
                                     a Florida corporation


                                     By: /s/ David A. Buddemeyer
                                         --------------------------------
                                     Name: David A. Buddemeyer
                                     Title:   President
                                     Address:  1601 Belvedere Road
                                               West Palm Beach, Florida  33406

                                      SHG-I SUB, L.L.C.,
                                      a Georgia limited liability company

                                      By: /s/ David A. Buddemeyer
                                          --------------------------------
                                      Name:    David A. Buddemeyer
                                      Title:   Manager
                                      Address:  1601 Belvedere Road
                                                West Palm Beach, Florida  33406


                                      P-BURG LODGING ASSOCIATES, INC.,
                                      a Kentucky corporation

                                      By: /s/ Robert S. Cole
                                          --------------------------------
                                      Name:
                                      Title:
                                      Address:


                                      SHG-II SUB, INC., a Kentucky corporation

                                      By: /s/ David A. Buddemeyer
                                          --------------------------------
                                      Name: David A. Buddemeyer
                                      Title:   President
                                      Address:    1601 Belvedere Road
                                                  West Palm Beach, FL 33406


                                      HAZARD LODGING ASSOCIATES, INC.,
                                      a Kentucky corporation

                                      By: /s/ Robert S. Cole
                                          --------------------------------
                                      Name:
                                      Title:
                                      Address:


                                      SHG-III SUB, INC., a Kentucky corporation

                                      By: /s/ David A. Buddemeyer
                                          --------------------------------
                                      Name:    David A. Buddemeyer
                                      Title:      President
                                      Address:    1601 Belvedere Road
                                                  West Palm Beach, FL 33406

                                        MEMPHIS LODGING ASSOCIATES, INC.,
                                        a Florida corporation

                                        By: /s/ Robert S. Cole
                                            --------------------------------
                                        Name:
                                        Title:
                                        Address:


                                        SHG-IV SUB, INC., a Florida corporation

                                        By: /s/ David A. Buddemeyer
                                            --------------------------------
                                        Name:    David A. Buddemeyer
                                        Title:      President
                                        Address:    1601 Belvedere Road
                                                    West Palm Beach, FL 33406


                                        DELK LODGING ASSOCIATES, INC.,
                                        a Delaware corporation

                                        By: /s/ Robert S. Cole
                                            --------------------------------
                                        Name:
                                        Title:
                                        Address:


                                        SHG-V SUB, INC., a Delaware corporation

                                        By: /s/ David A. Buddemeyer
                                            --------------------------------
                                        Name:    David A. Buddemeyer
                                        Title:      President
                                        Address:    1601 Belvedere Road
                                                    West Palm Beach


                                        IMPAC HOTEL DEVELOPMENT, INC.,
                                        a Delaware corporation

                                        By: /s/ Robert S. Cole
                                            --------------------------------
                                        Name:
                                        Title:
                                        Address:

                                       SHG-VI SUB, INC., a Delaware corporation

                                       By: /s/ David A. Buddemeyer
                                           --------------------------------
                                       Name:    David A. Buddemeyer
                                       Title:      President
                                       Address:    1601 Belvedere Road
                                                   West Palm Beach, FL 33406


                                       IMPAC DESIGN AND
                                       CONSTRUCTION, INC.,
                                       a Delaware corporation

                                       By: /s/ Robert S. Cole
                                           --------------------------------
                                       Name:
                                       Title:
                                       Address:


                                       SHG-VII SUB, INC., a Delaware corporation

                                       By: /s/ David A. Buddemeyer
                                           --------------------------------
                                       Name:    David A. Buddemeyer
                                       Title:      President
                                       Address:    1601 Belvedere Road
                                                   West Palm Beach, FL 33406


                                       IMPAC HOTEL GROUP, INC.,
                                       a Florida corporation

                                       By: /s/ Robert S. Cole
                                           --------------------------------
                                       Name:
                                       Title:
                                       Address:


                                       SHG-VIII SUB, INC., a Florida corporation

                                       By: /s/ David A. Buddemeyer
                                           --------------------------------
                                       Name:    David A. Buddemeyer
                                       Title:      President
                                       Address:    1601 Belvedere Road
                                                   West Palm Beach, FL 33406

                                   APPENDIX B

                  Federal Income Tax Consequences of the Merger

         The tax consequences of the change in character of the consideration generally will remain the same as set forth in the Joint Proxy Statement/Prospectus dated July 23, 1998 (the "Joint Proxy Statement"), except as set forth below. In the opinion of Powell, Goldstein, Frazer & Murphy LLP ("Powell Goldstein"), counsel to Impac and the Impac Affiliated Companies, each of the Impac Affiliated Mergers will be considered part of an integrated plan that includes the Impac Merger and the Servico Merger and, as such, the exchange of the stock of an Impac Affiliated Company by a shareholder of an Impac Affiliated Company for Lodgian Common Stock pursuant to one of the Impac Affiliated Mergers will either (a) be considered to be a transfer to a controlled corporation within the meaning of Section 351(a) of the Code, or (b) qualify as a "tax-free" reorganization within the meaning of Section 368(a) of the Code. In addition, as set forth in the Joint Proxy Statement, Powell Goldstein will also issue its provisions that the Impac Merger and the IHD Merger will be considered to be transfers to a controlled corporation within the meaning of Section 351(a) of the Code. Accordingly, no gain or loss will be recognized by a shareholder of an Impac Affiliated Company or an Impac unitholder, except to the extent of any cash received in the Mergers, including cash in lieu of fractional shares, and to the extent that an Impac unitholder's allocable share of Impac indebtedness exceeds such unitholder's adjusted basis in his Impac Units at the time of the Merger.

         The amount of gain recognized by a shareholder of an Impac Affiliated Company will equal the lesser of (1) the cash received in the Merger by such shareholder, and (2) the gain realized, if any, by such shareholder as a result of the exchange of stock of the Impac Affiliated Company for Lodgian Common Stock. The gain realized by a shareholder of an Impac Affiliated Company will equal the excess, if any, of the sum of the amount of cash and the fair market value of the Lodgian Common Stock received by the shareholder of the Impac Affiliated Company over such shareholder's basis in his stock of the Impac Affiliated Company. The character of such gain, if any, recognized by a shareholder of an Impac Affiliated Company generally should be capital gain, which will be subject to federal income taxation at a maximum rate of 20% so long as the stock has been held by such shareholder for more than one (1) year. The amount of gain recognized by an Impac unitholder will equal the lesser of
(1) the cash received in the Merger by such unitholder plus the Impac unitholder's allocable share of Impac Indebtedness at the time of the Merger, and (2) the gain realized, if any, by such unitholder as a result of the exchange of the Impac Unit(s) for Lodgian Common Stock. The gain realized by an Impac unitholder will equal the excess, if any, of the sum of the amount of cash and the fair market value of the Lodgian Common Stock received by the unitholder, plus the Impac unitholder's allocable share of Impac indebtedness at the time of the Merger, over such shareholder's basis in his stock of the Impac Affiliated Company. The character of the gain recognized by an Impac unitholder generally will be the same as that described in the Joint Proxy Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Certificate of Incorporation provides, and its Restated Certificate of Incorporation (the "Certificate") will provide, that the Registrant shall indemnify to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL"), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant's Bylaws provide, and its Restated Bylaws will provide, that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to Section 102(b)(7) of the DGCL, the Certificate will eliminate the liability of a director to the Registrant or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

         The Registrant has obtained primary and excess insurance policies insuring the directors and officers of the Registrant and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) EXHIBITS

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

EXHIBIT                    DESCRIPTION

2.1 Amended and Restated Agreement and Plan of Merger, dated as of July 22, 1998, by and among the Registrant, Servico, Inc., Impac Hotel Group, L.L.C., SHG-S, Sub, Inc., SHG-I Sub, L.L.C., P-Burg Lodging Associates, Inc., SHG-II Sub, Inc., Hazard Lodging Associates, Inc., SHG-III Sub, Inc., Memphis Lodging Associates, Inc., SHG-IV Sub, Inc., Delk Lodging Associates, Inc., SHG-V Sub, Inc., SHG-VI Sub, Inc., Impac Design and Construction, Inc., SHG-VII Sub, Inc., Impac Hotel Group, Inc. and SHG-VIII Sub, Inc.*

2.2 Amendment to Amended and Restated Agreement and Plan of Merger, dated as of September 16, 1998, by and among the Registrant, Servico, Inc., Impac Hotel Group, L.L.C., SHG-S, Sub, Inc., SHG-I Sub, L.L.C., P-Burg Lodging Associates, Inc., SHG-II Sub, Inc., Hazard Lodging Associates, Inc., SHG-III Sub, Inc., Memphis Lodging Associates, Inc., SHG-IV Sub, Inc., Delk Lodging Associates, Inc., SHG-V Sub, Inc., SHG-VI Sub, Inc., Impac Design and Construction, Inc., SHG-VII Sub, Inc., Impac Hotel Group, Inc. and SHG-VIII Sub, Inc. (included as Appendix A).

3.1               Restated Certificate of Incorporation of the Registrant.*

3.2               Restated Bylaws of the Registrant.*

5        Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
         regarding the validity of the shares of Lodgian Common Stock being offered.*

8.1 Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. regarding certain federal income tax matters.*

8.2 Opinion of Powell, Goldstein, Frazer & Murphy, LLP regarding certain federal income tax matters.

8.3 Opinion of Powell, Goldstein, Frazer & Murphy, LLP regarding certain federal income tax matters.

8.4      Opinion of Lehman Brothers.*

8.5      Opinion of Allen & Company.*

10.1 Indenture, dated as of June 17, 1998, between Servico, Inc., the Registrant and Wilmington Trust Company, as Trustee.*

10.2 First Supplemental Indenture, dated as of June 17, 1998, between Servico, Inc., the Registrant and Wilmington Trust Company, as Trustee.*

10.3 Guarantee Agreement, dated as of June 17, 1998, between Servico, Inc., the Registrant and Wilmington Trust Company, as Guarantee Trustee.*

10.4 Registration Rights Agreement, dated June 17, 1998, among Lodgian Capital Trust I, Servico, Inc. and NationsBanc Montgomery Securities, LLC.*

10.5 Amended and Restated Declaration of Trust of Lodgian Capital Trust I, dated as of June 17, 1998, between Servico, Inc., as Sponsor, David A. Buddemeyer, Charles M. Diaz and Phillip Hale, as Regular Trustees, and Wilmington Trust Company, as Delaware Trustee.*

10.6     Form of Lodgian 1998 Short-Term Incentive Compensation Plan.*

10.7     Form of Lodgian 1998 Stock Incentive Plan.*

10.8     Form of Lodgian Non-Employee Directors' Stock Plan.*

10.9     Form of Employment Agreement between the Registrant and Robert S.
         Cole.*

10.10 Form of Registration Rights Agreement between the Registrant and certain unitholders of Impac Hotel Group, L.L.C.*

21       Subsidiaries of the Registrant.*

23.1     Consent of Lehman Brothers.*

23.2     Consent of Allen & Company.*

23.3     Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.*

23.4     Consent of Powell, Goldstein, Frazer & Murphy, LLP.*

23.5     Consent of Ernst & Young, L.L.P.*

23.6     Consent of PricewaterhouseCoopers, LLP.*

27       Financial Data Schedule.*

99.1     Form of Servico, Inc. Common Stock Vote Revocation Card.

99.2 Form of Revocation of Written Consent for unitholders of Impac Hotel Group, L.L.C.

99.3 Consent of Peter R. Tyson, as a person named as about to become a director.*

99.4 Consent of Joseph C. Calabro, as a person named as about to become a director.*

99.5 Consent of Michael Leven, as a person named as about to become a director.*

99.6     Consent of John Lang, as a person named as about to become a director.*

99.7 Consent of Richard H. Weiner, as a person named as about to become a director.*

99.8 Consent of Robert S. Cole, as a person named as about to become a director.*

--------------------
*  Previously Filed

         (b) FINANCIAL STATEMENT SCHEDULES.

         Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

         (c) REPORTS, OPINIONS AND APPRAISALS.

         Omitted because they are included as appendices to the Prospectus/Proxy Statement/Solicitation of Written Consent which is a part of this Registration Statement.

ITEM 22.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, whether applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Lodgian, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 13th day of November, 1998.

                                       LODGIAN, INC.


                                       By:/s/ Karyn Marasco
                                          -------------------------------------
                                          Karyn Marasco
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE                                        DATE
---------                                            -----                                        ----

/s/ Karyn Marasco                      President and Chief Executive Officer and         November 13, 1998
----------------------------------     Director
Karyn Marasco




/s/ Warren M. Knight                   Vice President Finance (Principal Financial       November 13, 1998
----------------------------------     and Accounting Officer)
Warren M. Knight


/s/ Joseph C. Calabro                  Director                                          November 13, 1998
----------------------------------
Joseph C. Calabro
